As filed with the Securities and Exchange Commission on August 13, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
ALEXANDER & BALDWIN, INC.
(Exact name of registrant as specified in its charter)

Hawaii (State or other jurisdiction of incorporation or organization)	45-4849780 (I.R.S. Employer Identification Number)
822 Bishop Street
Post Office Box 3440, Honolulu, Hawaii 96801
(808) 525-6611
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alyson J. Nakamura
Vice President and Corporate Secretary 822 Bishop Street
Post Office Box 3440, Honolulu, Hawaii 96801
(808) 525-6611
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Marc S. Gerber, Esq.
Laura Kaufmann Belkhayat, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.:
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

PROSPECTUS
ALEXANDER & BALDWIN, INC.
Common Stock
Preferred Stock
Depositary Shares
Warrants
Subscription Rights
Purchase Contracts and
Purchase Units

We may from time to time offer, issue and sell, together or separately in one or more offerings:
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shares of our common stock;

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shares of our preferred stock, which may be issued in one or more series;

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depositary receipts, representing fractional shares of our preferred stock, which are called depositary shares;

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warrants to purchase shares of our common stock, or shares of our preferred stock;

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subscription rights to purchase shares of our common stock, or shares of our preferred stock;

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purchase contracts to purchase shares of our common stock, or shares of our preferred stock; and

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purchase units, each representing ownership of a purchase contract, preferred securities or U.S. treasury securities, or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the purchase contracts.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” beginning on page 6 of this prospectus and the “Risk Factors” section in our most recently filed Annual Report on Form 10-K, as such factors may be updated from time to time in our periodic filings with the Securities and Exchange Commission, before you make your investment decision.
We may offer and sell these securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. If required, the prospectus supplement for each offering of securities will describe the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.
Our common stock is listed on the New York Stock Exchange under the trading symbol “ALEX.” Each prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 13, 2024

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ABOUT THIS PROSPECTUS
This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. Under this process, we may sell from time to time any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”
We have not authorized anyone to provide you with any information other than that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.
The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.
On November 8, 2017, our predecessor company, then known as Alexander & Baldwin, Inc., Alexander & Baldwin REIT Holdings, Inc., a Hawai’i corporation and a direct, wholly owned subsidiary of our predecessor company, and A&B REIT Merger Corporation, a Hawai’i corporation and a direct, wholly owned subsidiary of Alexander & Baldwin REIT Holdings, Inc., effected a merger (the “Merger”) whereby A&B REIT Merger Corporation merged with and into our predecessor company. As a result of the Merger, Alexander & Baldwin REIT Holdings, Inc. became the successor issuer and listed entity on the New York Stock Exchange and was renamed Alexander & Baldwin, Inc.
When used in this prospectus, the terms “A&B,” the “Company,” “we,” “our” and “us” refer to the registrant, Alexander & Baldwin, Inc. and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov.
The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement, any subsequently filed document deemed incorporated by reference or any free writing prospectus prepared by or on behalf of us. This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that we have previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K).
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A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on February 29, 2024;

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A&B’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, and June 30, 2024, filed on April 26, 2024, and July 26, 2024, respectively;

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A&B’s Current Report on Form 8-K, filed with the SEC on April 25, 2024;

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the information specifically incorporated by reference into A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, from A&B’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 12, 2024; and

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the description of A&B’s equity securities filed as Exhibit 4.c to A&B’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, which updated the description thereof contained in the Form 8-A filed with SEC on June 13, 2012, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering or offerings to which this prospectus relates also shall be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K.
If requested, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents. To obtain a copy of these filings at no cost, you may write or telephone us at the following address:
Alexander & Baldwin, Inc.
822 Bishop Street
Post Office Box 3440, Honolulu, Hawai’i 96801
Tel.: (808) 525-6611
Attention: Alyson J. Nakamura

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this prospectus and any accompanying prospectus supplement and any documents incorporated by reference into this prospectus or such prospectus supplement that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company’s real estate investment trust (“REIT”) status and the Company’s business, results of operations, liquidity and financial condition, and the risk factors discussed in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. The information in this prospectus and any accompanying prospectus supplement should be evaluated in light of these important risk factors.
Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of the report containing such statements incorporated herein by reference or as of the date of this prospectus with respect to statements that are expressly stated herein. The factors noted above could cause our actual results to differ significantly from those contained in any forward-looking statement.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We do not intend and we disclaim any duty or obligation to update or revise any of the forward-looking statements or industry information set forth in this prospectus or the documents incorporated herein by reference to reflect new information, future events or otherwise to conform these statements to actual results, except as required by securities laws.

THE COMPANY
A&B is a fully integrated REIT whose history in Hawai’i dates back to 1870. Over time, the Company has evolved from a 571-acre sugar plantation on Maui to become one of Hawai’i’s premier commercial real estate companies and the owner of the largest grocery-anchored, neighborhood shopping center portfolio in the state. The Company’s commercial real estate portfolio is geographically focused in Hawai’i, where it benefits from its deep local roots, broad experience base, and strong relationships and reputation in the islands.
The Company’s commercial real estate portfolio consists of 22 retail centers, 13 industrial assets, and four office properties, representing a total of 3.9 million square feet of gross leasable area, as well as 142.0 acres of commercial land in Hawai’i, of which substantially all is leased pursuant to urban ground leases. As of December 31, 2023, the improved portfolio leased occupancy was at 94.7%, which is leased to a mix of national, regional, and local retailers and businesses.
The Company operates in two segments: Commercial Real Estate and Land Operations. A description of each of the Company’s reportable segments is as follows:
Commercial Real Estate — This segment functions as a vertically integrated real estate investment company with core competencies in property management and in-house leasing (i.e., executing new and renegotiating renewal lease arrangements, managing its properties’ day-to-day operations and maintaining positive tenant relationships); investments and acquisitions (i.e., identifying opportunities and acquiring properties); and construction and development (i.e., designing and ground-up development of new properties or repositioning and redevelopment of existing properties). The Company’s preferred asset classes include improved properties in retail and industrial spaces, and also urban ground leases. Its focus within improved retail properties, in particular, is on grocery-anchored neighborhood shopping centers that meet the daily needs of Hawai’i communities. Through its core competencies and with its experience and relationships in Hawai’i, the Company seeks to create special places that enhance the lives of Hawai’i residents and to provide venues and opportunities that enable its tenants to thrive. Income from this segment is principally generated by owning, operating, and leasing real estate assets.
Land Operations — This segment includes the Company’s legacy landholdings, assets, and liabilities that are subject to the Company’s simplification and monetization effort. Financial results from this segment are principally derived from real estate development and land sales and joint venture activity.
Our principal executive office is located at 822 Bishop Street, Honolulu, Hawai’i 96813 and our telephone number is (808) 525-6611. We maintain a website at https://alexanderbaldwin.com. The information on our website is not incorporated by reference in this prospectus or any accompanying prospectus supplement, and you should not consider it a part of this prospectus or any accompanying prospectus supplement.
Qualification as a REIT
We elected to be subject to tax as a REIT for U.S. federal income tax purposes commencing with our taxable year ended December 31, 2017. So long as we qualify as a REIT, we will be permitted to deduct distributions paid to our shareholders, allowing the income represented by such distributions not to be subject to tax at the entity level and to be taxed, if at all, only at the shareholder level. Nevertheless, the earnings of our taxable REIT subsidiaries (“TRSs”) are subject, as applicable, to U.S. federal corporate income taxes.
Our ability to continue to qualify as a REIT depends upon our continuing compliance with various REIT requirements, including requirements related to the nature of our assets, the sources of our income, the distributions to our shareholders and the diversity of our stock ownership. If we fail to remain qualified as a REIT, we will be subject to U.S. federal income tax at regular corporate rates. As a REIT, we are also subject to some federal, state and local taxes on our income and property.
We have received an opinion from our counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), that we were organized in conformity with the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”) and that our actual and proposed method of operation has enabled and will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Skadden’s opinion is conditioned upon the assumption that our amended and restated articles of incorporation (“articles of incorporation”) and amended and restated bylaws (“bylaws”), our licenses and all other applicable legal documents have been and will be complied with by all parties to those documents, upon the accuracy and completeness of the factual matters described in this prospectus, upon representations made by us as to certain factual matters relating to our organization and operations and our expected manner of operation. Skadden’s opinion is based upon the law as it exists today, but the law may change in the future, possibly with retroactive effect. Given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will so qualify for any particular year. Any opinion of Skadden as to our qualification as a REIT is expressed as of the date issued. Skadden will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. Also, the opinions of counsel are not binding on either the Internal Revenue Service (“IRS”) or a court, and either could take a position different from that expressed by counsel.

RISK FACTORS
Investing in our securities involves risk. See the risk factors described in our most recent Annual Report on Form 10-K (together with any material changes thereto contained in subsequently filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC that are incorporated by reference in this prospectus and included or incorporated by reference in any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any accompanying prospectus supplement. These risks could materially affect our business, financial condition or results of operations and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS
Except as otherwise set forth in any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including possible business acquisitions, the possible repayment of indebtedness, and the financing of our operations.

DESCRIPTION OF SECURITIES
This prospectus contains summary descriptions of the common stock, preferred stock, depositary shares, warrants, subscription rights, purchase contracts and purchase units that may be offered and sold from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.
DESCRIPTION OF CAPITAL STOCK
General
The following is a summary of certain material information concerning A&B’s capital stock. Except as expressly noted, the following summary is based on the provisions of the Hawai’i Business Corporation Act (the “HBCA”), our articles of incorporation, and our bylaws, each as currently in effect as of the date of this prospectus. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the HBCA as it may be amended from time to time, and to the terms of our articles of incorporation and bylaws, as each may be amended from time to time, which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “A&B,” the “Company,” “we,” “our” and “us” refer to A&B and do not, unless otherwise specified, include our subsidiaries.
Our articles of incorporation authorize A&B to issue up to 225,000,000 shares of common stock, without par value, and 22,500,000 shares of preferred stock, without par value.
Common Stock
Dividends
The holders of outstanding shares of our common stock are entitled to ratably receive dividends and other distributions out of assets legally available at times and in amounts as the board of directors may determine from time to time, subject to any preferential rights of holders of any outstanding shares of preferred stock and any other class or series of stock having preference over the common stock as to dividends.
Voting Rights
The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of our shareholders.
There are no cumulative voting rights. Shareholders entitled to vote at a meeting of shareholders may vote by proxy.
Other Rights
Upon our liquidation, dissolution or winding-up, voluntary or involuntary, the holders of our common stock are entitled to share ratably in all of our assets available for distribution to our shareholders, after payment or provision for payment of A&B’s debts and other liabilities and payment in full to holders of preferred stock then outstanding of any amount required to be paid to them.
No shares of our common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or any other of our securities. There are no subscription rights, conversion rights or sinking fund provisions applicable to our common stock.
Preferred Stock
This section describes the general terms and provisions of preferred stock that we are authorized to issue. An accompanying prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of amendment to our articles of incorporation that contains the terms of each new series of preferred stock with the Director of Commerce and Consumer Affairs of Hawaii and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our articles of incorporation before deciding to buy shares of our preferred stock as described in any accompanying prospectus supplement.
The Board has the authority, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences, limitations and privileges (including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences) of each series of preferred stock, which may be greater than or senior to the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of our preferred stock. However, the effects of the issuance of any shares of our preferred stock upon the rights of holders of our common stock might include, among other things:
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restricting dividends on our common stock;

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diluting the voting power of our common stock;

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impairing the liquidation rights of our common stock; and

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delaying or preventing a change in control without further action by our shareholders.

Restrictions on Ownership and Transfer
To qualify as a REIT under the Code, not more than 50% of the value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first taxable year for which an election to be a REIT has been made). In addition, our capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be a REIT has been made). See “U.S. Federal Income Tax Considerations — Requirements for REIT Qualification.” To satisfy these and other requirements, our articles of incorporation contain standard REIT provisions limiting the ownership and restricting the transfer of shares of our capital stock.
The relevant sections of our articles of incorporation provide that, subject to the exceptions and the constructive ownership rules described below, no “person” (as defined in our articles of incorporation) may beneficially or constructively own, or be deemed to beneficially or constructively own by virtue of the attribution rules in the Code, more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock (which restriction we refer to as the “common stock ownership limit”), or 9.8% in aggregate value of the outstanding shares of all classes and series of our capital stock, including our common stock and preferred stock (which restriction we refer to as the “aggregate stock ownership limit”). We refer to these restrictions together as the “ownership limits.”
The applicable constructive ownership rules under the Code are complex and may cause stock owned actually or constructively by a group of related individuals and/or entities to be treated as owned by one individual or entity. As a result, the acquisition of less than 9.8% in value of our outstanding capital stock or less than 9.8% in value or number of shares of our outstanding shares of common stock (including through the acquisition of an interest in an entity that owns, actually or constructively, our common stock) by an individual or entity could nevertheless cause that individual or entity, or another individual or entity, to own, constructively or beneficially, in excess of 9.8% in value of our outstanding capital stock or 9.8% in value or number of shares of our outstanding shares of common stock. The number and value of our outstanding shares of capital stock (or any class or series thereof) beneficially or constructively owned by any individual or entity shall be determined by the board of directors, whose determination shall be binding and conclusive.
In addition to the ownership limits described above, our articles of incorporation prohibit any person from (i) beneficially or constructively owning shares of our capital stock that would result in our being

“closely held” under Section 856(h) of the Code; (ii) transferring shares of our capital stock if such transfer would result in shares of our capital stock being beneficially owned by fewer than 100 persons (determined without reference to any rules of attribution); (iii) beneficially or constructively owning shares of our stock to the extent such beneficial or constructive ownership would cause us to own, beneficially or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in a tenant of our real property; (iv) beneficially or constructively owning shares of our capital stock if such ownership would result in our failing to qualify as a REIT; and (v) beneficially or constructively owning shares of stock to the extent such beneficial ownership of stock would result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h) of the Code.
The foregoing provisions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to qualify as a REIT.
Our board of directors may, in its sole discretion, exempt a person from the ownership limits and certain other limits on the ownership of our capital stock described above, and may establish a different limit on ownership for any such person. However, our board of directors may not exempt any person whose ownership of outstanding stock in violation of these limits would result in our failing to qualify as a REIT. In order to be considered by the board of directors for exemption or a different limit on ownership, a person must make such representations and undertakings as are reasonably necessary to ascertain that such person’s beneficial or constructive ownership of our capital stock will not jeopardize our ability to qualify as a REIT under the Code and must agree that any violation or attempted violation of such representations or undertakings (or other action that is contrary to the ownership limits or the other limits on ownership of our capital stock described above) will result in the shares of capital stock being automatically transferred to a trust as described below. As a condition of its waiver, the board of directors may require an opinion of counsel or IRS ruling satisfactory to the board of directors with respect to our qualification as a REIT and may impose such other conditions as it deems appropriate in connection with the granting of the exemption or a different limit on ownership.
In connection with the waiver of the ownership limits or at any other time, our board of directors may, in its sole discretion, from time to time increase the ownership limits for one or more persons and decrease the ownership limits for all other persons; provided that the new ownership limits may not, after giving effect to such increase and under certain assumptions stated in our articles of incorporation, result in us being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interests are held during the last half of a taxable year). Reduced ownership limits will not apply to any person whose percentage ownership of the total outstanding shares of our common stock or of the total outstanding shares of all classes and series of our capital stock, as applicable, is in excess of such decreased ownership limits until such time as such person’s percentage of total outstanding shares of our common stock or of the total outstanding shares of all classes and series of our capital stock, as applicable, equals or falls below the decreased ownership limits. However, any further acquisition of shares of our common stock or capital stock, as applicable, in excess of such percentage ownership of the total outstanding shares of our common stock or of the total outstanding shares of all classes and series of our capital stock would be in violation of the ownership limits.
Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our capital stock that will or may violate the foregoing restrictions on transferability and ownership will be required to give notice to us immediately (or, in the case of a proposed or attempted transaction, at least 15 days prior to such transaction) and provide us with such other information as we may request to determine the effect, if any, of such transfer on our qualification as a REIT and to ensure compliance with the ownership limits.
Pursuant to our articles of incorporation, if there is any purported transfer of our capital stock or other event or change of circumstances that, if effective or otherwise, would violate any of the restrictions described above, then the number of shares causing the violation (rounded up to the nearest whole share) will be automatically transferred to a trust for the exclusive benefit of a designated charitable beneficiary, except that any transfer that results in the violation of the restriction relating to our capital stock being beneficially owned by fewer than 100 persons will be automatically void and of no force or effect. The automatic transfer will be effective as of the close of business on the business day prior to the date of the purported transfer or other event or change of circumstances that requires the transfer to the trust. We refer below to the person that would have owned the shares if they had not been transferred to the trust as the “purported transferee.” No purported transferee shall acquire any rights in such shares, and any dividend or other distribution paid to the purported transferee, prior to our discovery that the shares had been automatically transferred to a trust as described above, must be repaid to the trustee upon demand. Our articles of incorporation also provide for adjustments to the entitlement to receive extraordinary dividends and other distributions as between the purported transferee and the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent violation of the applicable restriction contained in our articles of incorporation, then the transfer of the excess shares will be automatically void and of no force or effect.
Shares of our capital stock transferred to the trustee are deemed to be offered for sale to us or our designee at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (for example, in the case of a gift, devise or other such transaction), the market price at the time of such event and (ii) the market price on the date we accept, or our designee accepts, such offer. We have the right to accept such offer until the trustee has sold the shares of our capital stock held in the trust pursuant to the clauses discussed below. Upon a sale to us, the interest of the charitable beneficiary of the trust in the shares sold terminates and the trustee must distribute the net proceeds of the sale to the purported transferee, except that the trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee prior to our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee shall be immediately paid to the charitable beneficiary, and any dividends or other distributions held by the trustee with respect to such stock will be paid to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days after receiving notice from us of the transfer of shares to the trust, sell the shares to a person or entity who could own the shares without violating the restrictions described above. Upon such a sale, the trustee must distribute to the purported transferee an amount equal to the lesser of (i) the price paid by the purported transferee for the shares or, if the purported transferee did not give value for the shares in connection with the event causing the shares to be held in trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares at the time of the event causing the shares to be held in the trust, and (ii) the sales proceeds (net of commissions and other expenses of sale) received by the trustee for the shares. The trustee may reduce the amount payable to the purported transferee by the amount of any dividends or other distributions that we paid to the purported transferee before our discovery that the shares had been transferred to the trust and that is owed by the purported transferee to the trustee as described above. Any net sales proceeds in excess of the amount payable to the purported transferee will be immediately paid to the charitable beneficiary, together with any dividends or other distributions held by the trustee with respect to such stock.
In addition, a purported transferee has no ability to benefit economically from the shares of our capital stock that have been transferred to a trust as provided above. Accordingly, if prior to discovery by us that shares of our capital stock have been transferred to a trust, such shares of stock are sold by the purported transferee, then such shares will be deemed to have been sold on behalf of the trust and, to the extent that the purported transferee received an amount for or in respect of such shares that exceeds the amount that such purported transferee was entitled to receive as described above, such excess amount shall be paid to the trustee upon demand.
The trustee will be indemnified by us or from the proceeds of sales of stock in the trust for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations under our articles of incorporation. The trustee also will be entitled to reasonable compensation for services provided as determined by agreement between the trustee and us, which compensation may be funded by us or the trust. If we pay any such indemnification or compensation, we are entitled on a first priority basis (subject to the trustee’s indemnification and compensation rights) to be reimbursed from the trust. To the extent the trust funds any such indemnification and compensation, the amounts available for payment to a purported transferee (or the charitable beneficiary) would be reduced.
The trustee will be designated by us and must be unaffiliated with us and with any purported transferee. Prior to the sale of any shares by the trust, the trustee will receive, in trust for the beneficiary, all dividends and other distributions paid by us with respect to the shares, and may also exercise all voting rights with respect to the shares held in trust. Subject to the HBCA, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority, at the trustee’s sole discretion (i) to rescind as void any vote cast by a purported transferee prior to our discovery that the shares have been transferred to the trust and (ii) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary of the trust. However, if we have already taken corporate action, then the trustee may not rescind and recast the vote.
In addition to the foregoing, if our board of directors determines that a proposed or purported transfer would violate the restrictions on ownership and transfer of our capital stock set forth in our articles of incorporation, the board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such violation, including, but not limited to, causing us to repurchase shares of our capital stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
All certificates representing shares of capital stock, if any, will bear legends describing the ownership limitations and transfer restrictions applicable to such shares. These ownership limitations and transfer restrictions could delay, deter or prevent a transaction or a change in control that might involve a premium price for our common stock or otherwise be in the best interests of the shareholders.
Within 30 days after the end of each REIT taxable year, every owner of 5% or more (or such lower percentage as required by the Code or the Treasury regulations thereunder) of the outstanding shares of any class or series of our capital stock must, upon request, provide us written notice of the person’s name and address, the number of shares of each class and series of our capital stock that the person beneficially owns and a description of the manner in which the shares are held. Each such owner must also provide us with such additional information as we may request to determine the effect, if any, of such owner’s beneficial ownership on our qualification as a REIT and to ensure compliance with the ownership limits. In addition, each beneficial owner or constructive owner of our capital stock, and any person who is holding shares of our capital stock for a beneficial owner or constructive owner will, upon demand, be required to provide us with such information as we may request in good faith to determine our qualification as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
Anti-Takeover Effects of Provisions of the Articles of Incorporation, Bylaws and Other Agreements
Certain provisions of Hawai’i law, our articles of incorporation and bylaws summarized below may have an anti-takeover effect and may delay, deter or prevent unsolicited acquisitions or changes of control of A&B including transactions that might result in a premium being paid over the market price for shares of our common stock or that some shareholders might otherwise consider to be in their best interests.
Unanimous Shareholder Action by Written Consent; Special Meetings
Any action required or permitted to be taken by our shareholders must be effected at a duly called annual or special meeting of our shareholders or, as provided in Section 414-124 of the HBCA, by unanimous written consent in lieu of a meeting. Further, our bylaws provide that special meetings may be called only by (i) the Chairman of the board of directors, if appointed, the Chief Executive Officer or a majority of the directors then in office or (ii) the holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting if such holders sign, date and deliver to our Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held. The right of shareholders to call a special meeting is subject to certain procedural and informational requirements that are intended to facilitate A&B and shareholders receiving basic information about the special meeting and to ensure, among other things, that the special meeting is not duplicative of matters that were or, in the near term, could be covered at an annual meeting.
Requirements for Advance Notification of Shareholder Nominations and Proposals
Our bylaws require that advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of our shareholders must be given in the manner provided in our bylaws. To be in proper form, such notice must, among other things, set forth any derivative or hedging positions beneficially held by the proposing or nominating party (or any of its affiliates), the effect or intent of which is to mitigate loss to or manage the risk or benefit of changes in our share price or to change the voting power of such proposing or nominating party (or any of its affiliates) with respect to shares of our common stock. Generally, under our bylaws, to be timely notice must be received at the principal executive offices of A&B not less than 120 days nor more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Notwithstanding the specific provisions of our bylaws, shareholders may request inclusion of proposals in our proxy statement pursuant to Rule 14(a)-8 under the Exchange Act.
Removal of Directors; No Shareholder Ability to Fill Director Vacancies
Our articles of incorporation provides that, subject to the rights of holders of any series of our preferred stock:
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the number of directors shall not be less than three and not more than 12 and shall be set exclusively by a resolution of our board of directors;

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a director may be removed from office by our shareholders only for cause; and

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vacancies occurring on the board of directors for any reason and newly created directorships resulting from an increase in the number of directors may be filled only by vote of a majority of the remaining members of our board of directors.

No Cumulative Voting
Our bylaws provide that holders of shares of our common stock are not entitled to cumulate their votes in the election of directors.
Preferred Stock
As discussed above under “— Preferred Stock,” our articles of incorporation authorize our board of directors, without action by our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences, limitations and privileges, including dividend rights, voting rights, conversion or exchange rights, terms of redemption and liquidation preferences, of each series of preferred stock. The issuance of shares of preferred stock, or the issuance of rights to purchase shares of preferred stock, could be used to discourage an unsolicited acquisition proposal. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power of our common shareholders.
REIT Ownership Limitations and Transfer Restrictions.
As discussed above under “— Restrictions on Ownership and Transfer,” our articles of incorporation contain certain standard provisions restricting the ownership or transfer of shares of our capital stock, which provisions are intended to facilitate compliance with certain REIT requirements. These ownership limitations and transfer restrictions could have the effect of delaying, deterring or preventing a change in control of A&B as, among other things, the restrictions prevent any person from beneficially or constructively owning more than 9.8%, by value or number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or 9.8% in aggregate value of the outstanding shares of all classes and series of our capital stock, including our common stock and preferred stock.
Certain Provisions of the HBCA and Other Hawai’i Statutes
As a Hawai’i corporation, we are governed by the HBCA and more broadly the Hawai’i Revised Statutes (the “HRS”). The provisions of the HRS summarized below may delay, deter or prevent unsolicited acquisitions or changes of control of A&B, including transactions that might result in a premium being paid over the market price for shares of our common stock or that some shareholders might otherwise consider to be in their best interests.
Control Share Acquisitions.   Under Chapter 414E of the HRS, a person who proposes to make a “control share acquisition” in an “issuing public corporation” must obtain approval of the acquisition, in the manner specified in Chapter 414E of the HRS, by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote, exclusive of the shares beneficially owned by the acquiring person, and must consummate the proposed control share acquisition within 180 days after shareholder approval. If a control share acquisition is made without the requisite shareholder approval, the statute provides that (i) the shares acquired may not be voted for a period of one year from the date of acquisition and (ii) the shares will be nontransferable on the corporation’s books for one year after acquisition and the corporation, during the one-year period, has the right to call the shares for redemption either at the price at which the shares were acquired or at book value per share as of the last day of the fiscal quarter ended prior to the date of the call for redemption.
Under Chapter 414E of the HRS, “control share acquisition” means, subject to specified exceptions, the acquisition of shares of an issuing public corporation resulting in beneficial ownership of the acquiring person of one of the following ranges of voting power in the election of directors:
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At least ten percent but less than twenty percent;

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At least twenty percent but less than thirty percent;

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At least thirty percent but less than forty percent;

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At least forty percent but less than a majority; or

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At least a majority.

Acquisitions that are approved by resolution of the board of directors before the acquisition occurs and acquisitions that the board of directors of the issuing public corporation determines, by resolution before the acquisition occurs, does not constitute a control share acquisition are not subject to the foregoing requirements.
An “issuing public corporation” means a corporation incorporated in Hawai’i which has (i) 100 or more shareholders and (ii) its principal place of business or its principal office in Hawai’i, or that has substantial assets located in Hawai’i.
Consideration of Effects on Other Constituents.   Section 414-221 of the HBCA also provides that a director, in discharging his or her duties, may consider, in the director’s discretion:
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the interests of the corporation’s employees, customers, suppliers, and creditors;

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the economy of the State of Hawai’i and the United States;

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community and societal considerations, including, without limitation, the impact of any action upon the communities in or near which the corporation has offices or operations; and

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the long-term as well as short-term interests of the corporation and its shareholders, including, without limitation, the possibility that these interests may be best served by the continued independence of the corporation.

Corporate Take-Overs.   Chapter 417E of the HRS, the Hawai’i Corporate Take-Overs Act (the “HCTA”), generally applies to take-over offers made to residents of the State of Hawai’i in cases where the offeror would become the beneficial owner of more than 10% of any class of equity securities of a target company, or where an offeror that already owns more than 10% of any class of equity securities of the target company would increase its beneficial ownership by more than 5% (subject to certain exceptions). Under the HCTA, no offeror may acquire from any Hawai’i resident equity securities of a target company at any time within two years following the last purchase of securities pursuant to a take-over offer with respect to the same class of securities, including, but not limited to, acquisitions made by purchase, exchange, merger, consolidation, partial or complete liquidation, redemption, reverse stock split, recapitalization, reorganization, or any other similar transaction, unless the holders of the equity securities are afforded, at the time of the acquisition, a reasonable opportunity to dispose of the securities to the offeror upon substantially equivalent terms as those provided in the earlier take-over offer. The HCTA requires that any person making a take-over offer file a registration statement with the Hawai’i Commissioner of Securities and comply with certain other procedural requirements.

A “take-over offer” is an offer to acquire any equity securities of a target company from a Hawai’i resident pursuant to a tender offer or request or invitation for tenders.
A “target company” is an issuer of publicly traded equity securities that is organized under the laws of the State of Hawai’i or has at least 20% of its equity securities beneficially held by Hawai’i residents and has substantial assets in Hawai’i.
The HCTA does not apply if the offer has been approved in writing by the board of directors of the target company, if the offeror is the issuer of the securities, if the offeror does not acquire more than 2% of any class of equity securities of the issuer during the preceding 12 month period, or if the offer involves an exchange of securities that is registered or exempt from registration under the HCTA.
Transfer Agent and Registrar
The transfer agent and registrar for A&B common stock is Computershare Shareowner Services LLC.
NYSE Listing
Our common stock is listed on the New York Stock Exchange under the ticker symbol “ALEX.”

DESCRIPTION OF DEPOSITARY SHARES
We may offer depositary receipts representing fractional shares of our preferred stock, rather than full shares of preferred stock. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share.
The description in an accompanying prospectus supplement of any depositary shares we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable depositary agreement, which will be filed with the SEC if we offer depositary shares. For more information on how you can obtain copies of any depositary agreement if we offer depositary shares, see “Where You Can Find More Information.” We urge you to read the applicable depositary agreement and any accompanying prospectus supplement in their entirety.
Dividends and Other Distributions
If we pay a dividend or other distribution on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.
Redemption of Depositary Shares
If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.
Voting the Preferred Stock
Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.
Amendment and Termination of the Depositary Agreement
The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.
Withdrawal of Preferred Stock
Except as may be provided otherwise in an accompanying prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn preferred stock may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

DESCRIPTION OF WARRANTS
We may issue warrants for the purchase of shares of our common stock, or shares of preferred stock. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in an accompanying prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you.
The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:
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the offering price;

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the currency or currencies, including composite currencies, in which the purchase price and/or exercise price of the warrants may be payable;

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the number of warrants offered;

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the exercise price and the amount of securities you will receive upon exercise;

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the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

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the rights, if any, we have to redeem the warrants;

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the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

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the name of the warrant agent; and

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any other material terms of the warrants.

After warrants expire they will become void. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.
Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in an accompanying prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
The description in an accompanying prospectus supplement of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of any warrant agreement if we offer warrants, see “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF SUBSCRIPTION RIGHTS
We may issue subscription rights to purchase shares of our common stock, or shares of our preferred stock. We may issue subscription rights independently or together with any other offered security, which may or may not be transferable by the shareholder. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.
The prospectus supplement relating to any subscription rights we may offer will contain the specific terms of the subscription rights. These terms may include the following:
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the price, if any, for the subscription rights;

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the number and terms of each share of common stock or preferred stock which may be purchased per each subscription right;

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the exercise price payable for each share of common stock or preferred stock upon the exercise of the subscription rights;

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the extent to which the subscription rights are transferable;

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any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

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any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

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the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

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the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

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if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in an accompanying prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the SEC if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate or subscription rights agreement if we offer subscription rights, see “Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate, the applicable subscription rights agreement and any accompanying prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
We may issue purchase contracts, including contracts obligating holders to purchase from us, and obligating us to sell to the holders, a specified number of shares of our common stock, or shares of our preferred stock at a future date or dates, which we refer to in this prospectus as purchase contracts. The price of the securities and the number of securities may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts, and may be subject to adjustment under anti-dilution formulas. The purchase contracts may be issued separately or as part of units consisting of a stock purchase contract, preferred securities or U.S. treasury securities, which may be separately registered under the Securities Act, or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as purchase units. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded in whole or in part.
The description in an accompanying prospectus supplement of any purchase contract or purchase unit we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable purchase contract or purchase unit, which will be filed with the SEC if we offer purchase contracts or purchase units. For more information on how you can obtain copies of any purchase contract or purchase unit we may offer, see “Where You Can Find More Information.” We urge you to read the applicable purchase contract or applicable purchase unit and any accompanying prospectus supplement in their entirety.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
This section summarizes the U.S. federal income tax considerations generally applicable to an investment in the common stock of A&B. Supplemental U.S. federal income tax considerations relevant to the ownership of the other securities offered by this prospectus may be provided in the prospectus supplement that relates to those securities. References to “A&B,” “we,” “our” and “us” mean only A&B and not its subsidiaries or other lower-tier entities, except as otherwise indicated, and references to “tenants” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the regulations promulgated by the U.S. Department of the Treasury, rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we will operate A&B and its subsidiaries and affiliated entities in accordance with their applicable organizational documents or partnership agreements. This summary is for general information only and is not tax advice. The Code provisions governing the U.S. federal income tax treatment of REITs and their shareholders are highly technical and complex, and this summary is qualified in its entirety by the express language of applicable Code provisions, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof. Moreover, this summary does not purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances, or to investors subject to special tax rules, such as:
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financial institutions;

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insurance companies;

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broker-dealers;

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regulated investment companies;

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partnerships and trusts;

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persons who hold our stock on behalf of another person as a nominee;

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persons who receive our stock through the exercise of employee stock options or otherwise as compensation;

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persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;

and, except to the extent discussed below:
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tax-exempt organizations; and

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foreign investors.

This summary assumes that investors will hold their stock as a capital asset, which generally means as property held for investment.
The U.S. federal income tax treatment of a particular holder depends upon determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any holder of our common stock will depend on the holder’s particular tax circumstances. Accordingly, each holder is urged to consult its tax advisor regarding the federal, state, local and foreign tax consequences of acquiring, holding, exchanging or otherwise disposing of our common stock and of A&B’s election to be subject to tax as a REIT for U.S. federal income tax purposes.
Taxation of A&B
We elected to be subject to tax as a REIT commencing with our taxable year ended December 31, 2017. We believe that we have been organized and operate and will continue to operate in such a manner as to qualify as a REIT under the applicable provisions of the Code.

Skadden has acted as our REIT tax counsel in connection with this prospectus and our election to be taxed as a REIT. In connection with this prospectus, we have received an opinion of Skadden to the effect that, commencing with our taxable year ended December 31, 2017, we have been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our actual and proposed method of operation has enabled and will enable us to continue to meet the requirements for qualification and taxation as a REIT. It must be emphasized that Skadden’s opinion is based on various assumptions relating to our organization and operation, and is conditioned upon fact-based representations and covenants made by our management regarding our organization, assets and income, and the present and future conduct of our business operations. While we intend to operate so that we will continue to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations and the possibility of future changes in our circumstances, no assurance can be given that we will qualify as a REIT for any particular year. The opinion is expressed as of the date issued. Skadden will have no obligation to advise us or our shareholders of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
Our qualification and taxation as a REIT depends on our ability to meet on a continuing basis, through actual operating results, distribution levels and diversity of stock ownership, various qualification requirements imposed upon REITs by the Code, compliance with which will not be reviewed by Skadden. In addition, our ability to qualify as a REIT depends in part upon the operating results, organizational structure and entity classification for U.S. federal income tax purposes of certain affiliated entities, the status of which may not have been reviewed by Skadden. Our ability to qualify as a REIT also requires that we satisfy certain asset tests, some of which depend upon the fair market values of assets that we own directly or indirectly. Such values may not be susceptible to a precise determination. Accordingly, no assurance can be given that the actual results of our operations for any taxable year will satisfy such requirements for qualification and taxation as a REIT.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depends upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below in “— Requirements for REIT Qualification — General.” While we intend to operate so that we qualify as a REIT, no assurance can be given that the IRS will not challenge our qualification, or that we will be able to operate in accordance with the REIT requirements in the future. See “— Failure to Qualify.”
Provided that we qualify as a REIT, we generally will be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net income that is distributed to our shareholders. This treatment substantially eliminates the “double taxation” at the corporate and shareholder levels that generally results from investment in a corporation. In general, the income that we generate is taxed only at the shareholder level upon a distribution of dividends to our shareholders.
Most U.S. holders that are individuals, trusts or estates are taxed on corporate dividends at a reduced maximum rate. With limited exceptions, however, dividends from us or from other entities that are taxed as REITs are generally not eligible for the reduced rates, and are taxed at rates applicable to ordinary income. However, for taxable years that begin after December 31, 2017, and before January 1, 2026, U.S. holders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT, subject to certain limitations. See “— Taxation of A&B Shareholders — Taxation of Taxable U.S. Shareholders — Distributions.”
Net operating losses (“NOLs”), foreign tax credits and other tax attributes generally do not pass through to our shareholders, subject to special rules for certain items such as the capital gains that we recognize. See “— Taxation of A&B Shareholders.”
Even if we qualify as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:

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We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.

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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of property held as inventory or primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “— Prohibited Transactions,” and “— Foreclosure Property.”

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If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

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If we should fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure adjusted to reflect the profit margin associated with our gross income.

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If we should fail to satisfy the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure and, in the case of certain asset test failures, will be determined as the amount of net income generated by the assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

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If we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of the required distribution over the sum of (A) the amounts that we actually distributed, plus (B) the amounts we retained and upon which we paid income tax at the corporate level.

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We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet record keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described in “— Requirements for REIT Qualification General.”

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A 100% tax may be imposed on transactions between us and a TRS (as described below in “— Effect of Subsidiary Entities — Taxable REIT Subsidiaries”) that do not reflect arm’s length terms.

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If we dispose of an asset during our first five years as a REIT, we will be subject to a federal corporate level tax at the highest regular corporate rate on the gain recognized from such sale, up to the amount of the built-in gain that existed on January 1, 2017, which is based on the fair market value of such asset in excess of our tax basis in such asset as of January 1, 2017.

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If we acquire appreciated assets from a corporation that is not a REIT (i.e., a corporation taxable under subchapter C of the Code) in a transaction in which the adjusted tax basis of the assets in our hands is determined by reference to the adjusted tax basis of the assets in the hands of the subchapter C corporation, we may be subject to tax on such appreciation at the highest corporate income tax rate then applicable if we subsequently recognize gain on a disposition of any such assets during a period of five years following their acquisition from the subchapter C corporation.

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The earnings of any subsidiary that is a subchapter C corporation, including any TRS, may be subject to U.S. federal corporate income tax.

In addition, we and our subsidiaries may be subject to a variety of other taxes, including payroll taxes and state, local and foreign income, property and other taxes on assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.

Requirements for REIT Qualification — General
The Code defines a REIT as a corporation, trust or association:
1)
that is managed by one or more trustees or directors;

2)
the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

3)
that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;

4)
that is neither a financial institution nor an insurance company subject to specific provisions of the Code;

5)
the beneficial ownership of which is held by 100 or more persons;

6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities);

7)
which meets other tests described below, including with respect to the nature of its income and assets; and

8)
that makes an election to be a REIT for the current taxable year or has made such an election for a previous taxable year that has not been terminated or revoked.

The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial taxable year as a REIT. Our articles of incorporation contain restrictions regarding the ownership and transfers of our shares, which are intended to assist us in satisfying the share ownership requirements described in conditions (5) and (6) above.
To monitor compliance with the share ownership requirements, we generally are required to maintain records regarding the actual ownership of our shares. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the shares (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these record keeping requirements. If you fail or refuse to comply with the demands, you will be required by the Treasury regulations to submit a statement with your tax return disclosing the actual ownership of the shares and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We have adopted December 31 as our year end, and therefore satisfy this requirement.
The Code provides relief from violations of the REIT gross income requirements (as described below in “— Income Tests”) in cases where a violation is due to reasonable cause and not willful neglect and other requirements are met, including the payment of a penalty tax that is based upon the magnitude of the violation. In addition, certain provisions of the Code extend similar relief in the case of certain violations of the REIT asset test (as described below in “— Asset Tests”) and other REIT requirements, again provided that the violation is due to reasonable cause and not willful neglect and other conditions are met, including the payment of a penalty tax.
If we fail to satisfy any of the various REIT requirements, there can be no assurance that these relief provisions would be available to enable us to maintain our qualification as a REIT, and, if such relief provisions are available, the amount of any resultant penalty tax could be substantial.
Effect of Subsidiary Entities
Disregarded Subsidiaries.   If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests and distribution requirements applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS as described below, that we wholly own, either directly or through one or more other qualified REIT subsidiaries or disregarded entities. Other entities that are wholly owned by us (either directly or through other disregarded entities), including single member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned — for example, if any equity interest in the subsidiary is acquired by a person other than us or a disregarded subsidiary of ours — the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a taxable corporation. Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation. See “— Asset Tests” and “— Income Tests.”
Taxable REIT Subsidiaries.   In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat the subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable corporation generally would be subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our shareholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT requirements might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we could use TRSs or other taxable subsidiary corporations to conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.
The TRS rules impose a 100% excise tax on certain transactions involving a TRS and its parent REIT that are not conducted on an arm’s length basis. We intend that all of our transactions with any TRS will be conducted on an arm’s length basis.
We may hold a significant number of assets in one or more TRSs, subject to the limitation that securities in TRSs may not represent more than 20% of the value of our total assets.
Ownership of Partnership Interests.   If we are a partner in an entity that is treated as a partnership for U.S. federal income tax purposes, the Treasury regulations provide that we are deemed to own our proportionate share of the partnership’s assets, and to earn our proportionate share of the partnership’s income, for purposes of the gross income and asset tests and distribution requirements applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% asset value test described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity issued by the partnership). In addition, the assets and gross income of the partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.

We generally have control of our partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
It is possible that the partnership audit rules could result in partnerships in which we directly or indirectly invest being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment.
Entity Classification.   If one of our subsidiary partnerships were treated as an association, it would be taxable as a corporation and would be required to pay an entity-level tax on its income. In addition, the IRS could challenge the treatment of our series limited liability companies as separate entities. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “— Asset Tests” and “— Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “— Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status or tax treatment of a subsidiary partnership might be treated as a taxable event. If so, we might incur a distribution requirement or tax liability without any related cash distributions. We believe that each of our subsidiary partnerships (for which we do not make an election to be treated as corporations for U.S. federal income tax purposes) will be classified as partnerships for U.S. federal income tax purposes.
Interest Deduction Limitation
Commencing in taxable years beginning after December 31, 2017, Section 163(j) of the Code limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions. Any deduction in excess of the limitation is carried forward and may be used in a subsequent year, subject to the 30% limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage. If we make this election, we must use a generally less favorable depreciation system under the Code for our real property (including certain improvements). If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the new interest deduction limitation could change the amount of REIT taxable income we have and thus change the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax. In addition, the foregoing limitations on the deduction of interest expense (including, if applicable, elections with respect thereto) will apply to our TRSs or other regarded subsidiary entities, limiting our TRSs’ ability to deduct interest made to us or third parties, which could result in greater corporate tax liability.
Income Tests
To qualify as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real estate assets, interest income derived from mortgage loans secured by real property (including certain types of mortgage-backed securities), dividends received from other REITs and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest and gain from the sale or disposition of stock or securities, which need not have any relation to real property. Income and gain from certain hedging transactions will be excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests.
Rents from Real Property.   Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
•
The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales.

•
Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the leased space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other tenants is determined at the time the lease with the TRS is entered into, extended and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS.

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Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.”

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We generally do not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. In addition, we are permitted to employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a TRS, which may be wholly or partially owned by us, to provide both customary and non-customary services to our tenants without causing the rent that we receive from those tenants to fail to qualify as “rents from real property.”

We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular tenant in connection with the rental of real property, to be provided through a TRS or through an “independent contractor.” However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.
Dividend Income.   We may directly or indirectly receive distributions from TRSs or other corporations that are not REITs or qualified REIT subsidiaries. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Fee Income.   Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.

Interest Income.   Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Hedging Transactions.   Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests; provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business and the instrument is properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.
Failure to Satisfy the Gross Income Tests.   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with the Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, the Code imposes a tax based upon the amount by which we fail to satisfy the particular gross income test.
Asset Tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property, such as land, buildings and leasehold interests in real property (and certain ancillary personal property), stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to real estate assets, securities of TRSs and qualified REIT subsidiaries, and the value prong of the 10% asset test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% asset test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
Fourth, the aggregate value of all securities of TRSs that we hold may not represent more than 20% of the value of our total assets.
Fifth, no more than 25% of the value of our total assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests, we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset, or other conditions are met. Similarly, although stock of another REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by a non-publicly offered REIT may not so qualify (such debt, however, will not be treated as a “security” for purposes of the 10% asset value test, as explained below).
The Code provides that certain securities will not cause a violation of the 10% asset value test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having certain contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer that do not qualify as straight debt, unless the value of those other securities constitutes, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% asset value test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a non-governmental entity, (v) any security issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above in “— Income Tests.” The Code also provides that in applying the 10% asset test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in that partnership.
Independent valuations have not been obtained to support our conclusions as to the value of all of our assets. Moreover, values of some assets, including instruments issued in securitization transactions, may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset tests. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
The Code contains a number of relief provisions that make it easier for REITs to satisfy the asset tests, or to maintain REIT qualification notwithstanding certain violations of the asset and other requirements. One such provision allows a REIT that fails one or more of the asset tests to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (A) $50,000 per failure, and (B) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate, and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame. A second relief provision applies to de minimis violations of the 10% and 5% asset tests. A REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets, and $10,000,000, and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.

If we fail to satisfy the asset tests at the end of a calendar quarter, such a failure would not cause us to lose our REIT qualification if we (i) satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset test requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the market value of our assets. If the condition described in clause (ii) were not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of relief provisions described below. No assurance can be given that we would qualify for relief under those provisions.
Annual Distribution Requirements
To qualify as a REIT, we are required to distribute dividends, other than capital gain dividends, to our shareholders in an amount at least equal to (i) the sum of (A) 90% of our “REIT taxable income,” computed without regard to our net capital gains and the deduction for dividends paid, and (B) 90% of our net income (after tax), if any, from foreclosure property (as described below), minus (ii) the excess of the sum of specified items of noncash income over 5% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid.
We generally must make these distributions in the taxable year to which they relate, or in the following taxable year if declared before we timely file our tax return for the year and if paid with or before the first regular dividend payment after such declaration. In addition, any dividend declared by us in October, November, or December of any year and payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year, so long as the dividend is actually paid by us before the end of January of the next calendar year. If we cease to be a “publicly offered REIT,” then in order for distributions to be counted as satisfying the annual distribution requirement, and to give rise to a tax deduction for us, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.
To the extent that we distribute at least 90%, but less than 100%, of our “REIT taxable income,” as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, our net long-term capital gains and pay tax on such gains. In this case, we could elect for our shareholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our shareholders would then increase their adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income and (ii) the tax that we paid on their behalf with respect to that income.
If we should fail to distribute during each calendar year (or before the end of January of the following year as described above) at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we would be subject to a non-deductible 4% excise tax on the excess of such required distribution over the sum of (A) the amounts actually distributed and (B) the amounts of income we retained and on which we have paid corporate income tax.
We expect that in the future, our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the dividend requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than pay it as a dividend, in order to repay debt or acquire assets, or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends through the distribution of other property (including shares of our stock) in order to meet the dividend requirements, while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S.

federal income tax purposes, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.
We may be able to rectify a failure to meet the distribution requirements for a year by paying “deficiency dividends” to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT status or being taxed on amounts distributed as deficiency dividends. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
Earnings and Profits Distribution Requirement
A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first REIT taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits. Our failure to comply with this rule would require that we pay a “deficiency dividend” to our shareholders and interest to the IRS to distribute any remaining earnings and profits. If we failed to make a deficiency dividend in those circumstances, we would fail to qualify as a REIT. We believe that we satisfied the requirement to distribute all of our accumulated earnings and profits attributable to non-REIT years prior to January 1, 2018.
Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the gross income or asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are available for failures of the income tests and asset tests, as described above in “— Income Tests” and “— Asset Tests.”
If we fail to qualify as a REIT in any taxable year, and the relief provisions described above do not apply, we would be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to shareholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to U.S. holders that are individuals, trusts and estates would generally be taxable at capital gains rates. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we would also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lost qualification. It is not possible to state whether, in all circumstances, we would be entitled to this statutory relief.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a customer of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
From time to time, our TRSs may provide services to our tenants. We set the fees paid to our TRSs for such services at arm’s length rates, although the fees paid may not satisfy the safe-harbor provisions described above.
These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s length fee for tenant services over the amount actually paid.
Prohibited Transactions
Net income that we derive from a “prohibited transaction” is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property.
Derivatives and Hedging Transactions
We and our subsidiaries may enter into hedging transactions with respect to interest rate exposure on one or more assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as interest rate swap contracts, interest rate cap or floor contracts, futures or forward contracts, and options. Except to the extent provided by the Treasury regulations, any income from a hedging transaction (including gain from the sale, disposition or termination of a position in such a transaction) will not constitute gross income for purposes of the 75% or 95% gross income test if we properly identify the transaction as specified in applicable Treasury regulations and we enter into such transaction (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets, (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests, or (iii) in connection with the extinguishment of indebtedness with respect to which we have entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which we have entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions. To the extent that we hedge in certain other situations, the resultant income may be treated as income that does not qualify under the 75% or 95% gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT. We may conduct some or all of our hedging activities through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income that does not qualify for purposes of the REIT gross income tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.

Taxation of A&B Shareholders
Taxation of Taxable U.S. Shareholders
For purposes of this discussion, a U.S. holder is a shareholder of A&B that is for U.S. federal income tax purposes:
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An individual who is a citizen or resident of the United States;

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A corporation created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

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An estate, the income of which is includable in gross income for U.S. federal income tax purposes regardless of its source; or

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A trust if a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust.

A “non-U.S. holder” is a shareholder of A&B that is neither a U.S. holder nor a partnership (or other entity or arrangement treated as a partnership) for U.S. federal income tax purposes. If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds our stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partners and partnerships should consult their tax advisors about the U.S. federal income tax consequences of the acquisition, ownership and disposition of our stock.
Distributions.   So long as we qualify as a REIT, the distributions that we make to our taxable U.S. holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by shareholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by U.S. holders that are individuals, trusts and estates from taxable C corporations. Such shareholders, however, are taxed at the preferential rates on dividends designated by and received from REITs to the extent that the dividends are attributable to:
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income retained by the REIT in the prior taxable year on which the REIT was subject to corporate level income tax (less the amount of tax);

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dividends received by the REIT from TRSs or other taxable C corporations; or

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income in the prior taxable year from the sales of “built-in gain” property acquired by the REIT from C corporations in carryover basis transactions (less the amount of corporate tax borne by the REIT on such income).

In addition, for taxable years that begin after December 31, 2017, and before January 1, 2026, U.S. holders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including dividends eligible for the reduced rates applicable to “qualified dividend income,” as described above), subject to certain limitations. To qualify for this deduction with respect to a dividend on shares of our common stock, a shareholder must hold such shares for more than 45 days during the 91-day period beginning on the date which is 45 days before the date on which such shares become ex-dividend with respect to such dividend (taking into account certain rules that may reduce a shareholder’s holding period during any period in which the shareholder has diminished its risk of loss with respect to the shares).
If we declare a taxable dividend payable in cash or stock at the election of each shareholder, where the aggregate amount of cash to be distributed in such dividend is subject to limitation, taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.
Distributions that we designate as capital gain dividends will generally be taxed to our shareholders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the shareholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long term capital gains, in which case provisions of the Code will treat our shareholders as having received, solely for tax purposes, our undistributed capital gains, and the shareholders will receive a corresponding credit for taxes that we paid on such undistributed capital gains. See “— Taxation of A&B — Annual Distribution Requirements.” Corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum federal rates in the case of shareholders that are individuals, trusts and estates, and ordinary income rates in the case of shareholders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than 12 months are subject to a 25% maximum federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a shareholder to the extent that the amount of such distributions does not exceed the adjusted basis of the shareholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the shareholder’s shares. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares, the shareholder generally must include such distributions in income as long-term capital gain, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a shareholder of record on a specified date in any such month will be treated as both paid by us and received by the shareholder on December 31 of such year; provided that we actually pay the dividend before the end of January of the following calendar year.
To the extent that we have available NOLs and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “— Taxation of A&B — Annual Distribution Requirements.” Such losses, however, are not passed through to shareholders and do not offset income of shareholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of shareholders to the extent that we have current or accumulated earnings and profits.
Dispositions of A&B Stock.   In general, capital gains recognized by individuals, trusts and estates upon the sale or disposition of our stock will be subject to reduced maximum U.S. federal income tax rates if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by shareholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a shareholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the shareholder but not ordinary income (except in the case of individuals, who may offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a shareholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss to the extent of distributions that we make that are required to be treated by the shareholder as long-term capital gain.
If a shareholder recognizes a loss upon a subsequent disposition of our stock in an amount that exceeds a prescribed threshold, it is possible that the provisions of the Treasury regulations involving “reportable transactions” could apply, with a resulting requirement to separately disclose the loss-generating transaction to the IRS. These regulations, though directed towards “tax shelters,” are written quite broadly, and apply to transactions that would not typically be considered tax shelters. The Code imposes significant penalties for failure to comply with these requirements. You should consult your tax advisors concerning any possible disclosure obligation with respect to the receipt or disposition of our stock or securities, or transactions that we might undertake directly or indirectly. Moreover, you should be aware that we and other participants in the transactions in which we are involved (including their advisors) might be subject to disclosure or other requirements pursuant to these regulations.
Taxation of Non-U.S. Holders
The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our stock applicable to non-U.S. holders. This discussion is based on current law, and is for general information only. It addresses only selected, and not all, aspects of U.S. federal income and estate taxation.

Ordinary Dividends.   The portion of dividends received by non-U.S. holders that is (i) payable out of our earnings and profits, (ii) not attributable to our capital gains and (iii) not effectively connected with a U.S. trade or business of the non-U.S. holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. holders are taxed with respect to such dividends. Such income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. holder. The income may also be subject to the 30% branch profits tax in the case of a non-U.S. holder that is a corporation.
Non-Dividend Distributions.   Unless our stock constitutes a U.S. real property interest, or “USRPI” (discussed below in “— Dispositions of A&B Stock”), distributions that we make that are not dividends out of our earnings and profits will not be subject to U.S. income tax. If we cannot determine at the time a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. The non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the shareholder’s proportionate share of our earnings and profits and (ii) the shareholder’s basis in its stock, will be taxed under the Foreign Investment in Real Property Tax Act of 1980, as amended, or “FIRPTA,” at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. holder of the same type (for example, an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a refundable withholding tax at a rate of 15% of the amount by which the distribution exceeds the shareholder’s share of our earnings and profits.
Capital Gain Dividends.   Under FIRPTA, a distribution that we make to a non-U.S. holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, which we refer to as “USRPI capital gains,” will, except as described below, be considered effectively connected with a U.S. trade or business of the non-U.S. holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations. Regardless of whether we designate the distribution as a capital gain dividend, we will be required to withhold tax equal to 21% of the maximum amount that could have been designated as a USRPI capital gain dividend. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax (unless reduced or eliminated by treaty) in the hands of a non-U.S. holder that is a corporation. A distribution is not a USRPI capital gain dividend if we held an interest in the underlying asset solely as a creditor. Capital gain dividends received by a non-U.S. holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income tax, unless (i) the gain is effectively connected with the non-U.S. holder’s U.S. trade or business, in which case the non-U.S. holder would be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to branch profits tax, or (ii) the non-U.S. holder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the U.S., in which case the non-U.S. holder will incur a 30% tax on his capital gains.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain dividend will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as ordinary dividends (discussed above in “— Ordinary Dividends”); provided that (i) the dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States, and (ii) the recipient non-U.S. holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the dividend is received. We anticipate that our common stock will continue to be “regularly traded” on an established securities exchange.
Dispositions of A&B Stock.   Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. holder generally will not be subject to U.S. taxation under FIRPTA. Our stock will not be treated as a USRPI if less than 50% of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.
Even if the foregoing 50% test is not met, our stock nonetheless will not constitute a USRPI if we are a “domestically-controlled qualified investment entity.” A domestically-controlled qualified investment entity includes a REIT, less than 50% of value of which is held directly or indirectly by non-U.S. holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our stock, as described in the Code). We believe that we will be a domestically-controlled qualified investment entity and that a sale of our stock should not be subject to taxation under FIRPTA. No assurance can be given that we will remain a domestically-controlled qualified investment entity.
In the event that we are not a domestically-controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. holder’s sale of our stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI; provided that the selling non-U.S. holder held 10% or less of our stock at all times during a specified testing period. Our stock is, and we expect that it will continue to be, regularly traded.
In addition, if a non-U.S. holder disposes of such stock during the 30-day period preceding the ex-dividend date of any dividend payment, and such non-U.S. holder acquires or enters into a contract or option to acquire our stock within 61 days of the first day of such 30-day period described above, and any portion of such dividend payment would, but for the disposition, be treated as USRPI capital gain to such non-U.S. holder under FIRPTA, then such non-U.S. holder will be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. holder with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals, and the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. holder in two cases: (i) if the non-U.S. holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. holder, the non-U.S. holder will be subject to the same treatment as a U.S. holder with respect to such gain, or (ii) if the non-U.S. holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a “tax home” in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain.
Certain types of non-U.S. shareholders, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles” can benefit from certain exemptions from FIRPTA and other special FIRPTA rules. Non-U.S. shareholders are urged to consult their tax advisors regarding the applicability of these or any other special FIRPTA rules to their particular investment in our stock.
Estate Tax.   If our stock is owned or treated as owned by an individual who is not a citizen or resident (as specially defined for U.S. federal estate tax purposes) of the United States at the time of such individual’s death, the stock will be includable in the individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise, and may therefore be subject to U.S. federal estate tax.
Taxation of Tax-Exempt Shareholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. Such entities, however, may be subject to tax on their unrelated business taxable income, or “UBTI.” While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt shareholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt shareholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt shareholder.
Tax-exempt shareholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code are subject to different UBTI rules, which generally require such shareholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of the dividends as UBTI, if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension shareholders in order to satisfy the REIT closely held test and (ii) either (A) one pension trust owns more than 25% of the value of our stock or (B) a group of pension trusts, each individually holding more than 10% of the value of our stock, collectively owns more than 50% of our stock. Certain restrictions on ownership and transfer of our shares should generally prevent a tax-exempt entity from owning more than 10% of the value of our stock and should generally prevent us from becoming a pension-held REIT.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Department of the Treasury, which results in statutory changes as well as frequent revisions to regulations and interpretations. Investors are urged to consult with their tax advisors with respect to the status of legislative, regulatory or administrative developments and proposals and their potential effect on an investment in our stock.
Medicare 3.8% Tax on Investment Income
Certain U.S. investors who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on all or a portion of their “net investment income,” which includes dividends and payments of interest received from us and capital gains from the sale or other disposition of our stock.
Foreign Account Tax Compliance Act
Under the Foreign Account Tax Compliance Act, or “FATCA,” withholding at a rate of 30% generally will be required on dividends in respect of shares of our stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Department of Treasury to report, on an annual basis, information with respect to shares in, and accounts maintained by, the institution to the extent such shares or accounts are held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. Accordingly, the entity through which our stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of shares of our stock held by an investor that is a non-financial non-U.S. entity which does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to shareholders in respect of any amounts withheld. Non-U.S. shareholders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in our common stock.
State, Local and Foreign Taxes
We and our subsidiaries and investors may be subject to state, local or foreign taxation in various jurisdictions, including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our investors may not conform to the U.S. federal income tax treatment discussed above. Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby in one or more of the following ways from time to time in one or more transactions, including without limitation:
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to underwriters for resale to purchasers;

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directly to purchasers; or

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through agents or dealers to purchasers.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including, without limitation, warrants, exchangeable securities, forward delivery contracts and the writing of options. In addition, we may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and any accompanying prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and any accompanying prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and any accompanying prospectus supplement.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS
Certain matters related to A&B and the securities to be offered hereby will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. The validity of the issuance of capital stock of A&B offered hereby and certain other legal matters relating to Hawai’i law will be passed upon by Cades Schutte LLP, Honolulu, Hawai’i. Any underwriters will also be advised about legal matters by their counsel, which will be named in the applicable prospectus supplement.

EXPERTS
The consolidated financial statements of Alexander & Baldwin, Inc. and subsidiaries as of December 31, 2023 and 2022, and for each of the three years in the period ended December 31, 2023, incorporated in this prospectus by reference to Alexander & Baldwin, Inc. and subsidiaries’ Annual Report on Form 10-K for the year ended December 31, 2023, and the effectiveness of Alexander & Baldwin, Inc. and subsidiaries’ internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such consolidated financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.   Other Expenses of Issuance and Distribution.
The expenses relating to the registration of the securities will be borne by the registrant.
Securities and Exchange Commission Registration Fee	$	*
Accounting Fees and Expenses	$	**
Legal Fees and Expenses	$	*
Printing Fees	$	**
Transfer Agents and Trustees’ Fees and Expenses	$	*
Rating Agency Fees	$	**
Stock Exchange Listing Fees	$	*
Miscellaneous	$	**
Total	$

*
Deferred in reliance on Rules 456(b) and 457(r) under the Securities Act.

**
Since an indeterminate amount of securities is covered by this registration statement, the expenses in connection with the issuance and distribution of the securities are not currently determinable.

Item 15.   Indemnification of Directors and Officers.
The indemnity provisions of our articles of incorporation require us to indemnify its directors and officers to the fullest extent permitted by law. Section 414-242 of the HBCA provides that a corporation may indemnify a director, who is a party to a proceeding in his/her capacity as a director of the corporation, against liability incurred in the proceeding if:
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the individual conducted himself or herself in good faith and the individual reasonably believed (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation, and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and

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in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; or

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the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party in his/her capacity as director of the corporation, the corporation is required by Section 414-243 of the HBCA to indemnify such director for reasonable expenses incurred thereby.
Under Section 414-244 of the HBCA, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director, who is a party to a proceeding in his/her capacity as a director of the corporation, if the director delivers certain written affirmations and certain undertakings. Under certain circumstances, under Section 414-245 of the HBCA a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.
Furthermore, under Section 414-246 of the HBCA, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made:
•
by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made;
•
by special legal counsel; or

•
by a majority vote of the shareholders.

Under Section 414-247 of the HBCA, a corporation may indemnify and advance expenses to an officer, who is a party to a proceeding because the officer is an officer of the corporation:
•
to the same extent as a director; and

•
if the person is an officer, but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes (i) receipt by the officer of a financial benefit to which the officer is not entitled, (ii) an intentional infliction of harm on the corporation or the shareholders, or (iii) an intentional violation of criminal law.

The above described provision applies to an officer who is also a director if the basis on which the officer is made a party to the proceeding is an act or omission solely as an officer. Furthermore, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the HBCA and may apply to a court under Section 414-245 of the HBCA for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.
Limitation of Liability of Directors
Our articles of incorporation limit the liability of our directors in any action brought by shareholders for monetary damages to the fullest extent permitted by the HBCA, which permits a corporation to eliminate directors’ liability in such actions except for:
•
the amount of a financial benefit received by a director to which the director is not entitled;

•
an intentional infliction of harm on the corporation or its shareholders;

•
a violation of Section 414-223 of the HBCA, which relates to distributions to shareholders made in violation of the restrictions set forth in Section 414-111 of the HBCA or in a company’s articles of incorporation; or

•
an intentional violation of criminal law.

Item 16.   Exhibits.
The Exhibits to this registration statement are listed in the Exhibit Index on page II-5 and are incorporated by reference herein.
Item 17.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)
Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”) in accordance with the rules and regulations prescribed by the SEC under Section 305(b) (2) of the Trust Indenture Act.

EXHIBIT INDEX
Exhibit No.	Description of Exhibits
3.1	Amended and Restated Articles of Incorporation of Alexander & Baldwin, Inc. (incorporated by reference to Exhibit 3.1 to A&B’s Current Report on Form 8-K, filed on November 8, 2017).
3.2	Amended and Restated Bylaws of Alexander & Baldwin, Inc. (incorporated by reference to Exhibit 3.b to A&B’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2022).
3.3*	Form of Certificate of Amendment with respect to any preferred stock issued hereunder.
4.1	Form of Common Stock Certificate (incorporated by reference to Exhibit 4.2 to A&B’s Current Report on Form 8-K, filed on November 8, 2017)
4.2*	Form of Depositary Agreement (including form of Depositary Receipt).
4.3*	Form of Warrant Agreement (including form of Warrant Certificate).
4.4*	Form of Subscription Rights Agreement (including form of Subscription Rights Certificate).
4.5*	Form of Purchase Contract Agreement (including form of Purchase Contract Certificate).
4.6*	Form of Purchase Unit Agreement (including form of Purchase Unit Certificate).
5.1	Opinion of Cades Schutte LLP regarding legality of the capital stock of the registrant.
5.2	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain matters of the registrant.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding certain tax matters.
21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to A&B’s Annual Report on Form 10-K, filed on February 29, 2024).
23.1	Consent of Cades Schutte LLP (included in Exhibit 5.1).
23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.2).
23.3	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.
24.1	Powers of Attorney (included on signature pages hereto).
107	Filing Fee Table.

*
To be filed by amendment to the Registration Statement or incorporated by reference from documents filed or to be filed with the SEC under the Securities Exchange Act of 1934, as amended.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Honolulu, State of Hawai’i on August 13, 2024.
ALEXANDER & BALDWIN, INC.
By:
/s/ Clayton K.Y. Chun

Name:
Clayton K.Y. Chun

Title:
Executive Vice President,
Chief Financial Officer and Treasurer

POWER OF ATTORNEY
In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates stated. Each person whose signature appears below constitutes and appoints Lance K. Parker and Clayton K.Y. Chun and each of them severally, as his or her true and lawful attorney-in-fact and agent, each acting along with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) and exhibits to the Registration Statement on Form S-3, and to any registration statement filed under SEC Rule 462, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Lance K. Parker Lance K. Parker	President and Chief Executive Officer, Director (Principal Executive Officer)	August 13, 2024
/s/ Clayton K.Y. Chun Clayton K.Y. Chun	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)	August 13, 2024
/s/ Anthony J. Tommasino Anthony J. Tommasino	Vice President and Controller (Principal Accounting Officer)	August 13, 2024
/s/ Diana M. Laing Diana M. Laing	Director	August 13, 2024
/s/ John T. Leong John T. Leong	Director	August 13, 2024
/s/ Thomas A. Lewis, Jr. Thomas A. Lewis, Jr.	Director	August 13, 2024
/s/ Shelee M. T. Kimura Shelee M. T. Kimura	Director	August 13, 2024

Signature	Title	Date
/s/ Douglas M. Pasquale Douglas M. Pasquale	Director	August 13, 2024
/s/ Eric K. Yeaman Eric K. Yeaman	Chairman of the Board	August 13, 2024